                                                                     Exhibit 5.1

(214) 969-1700

                                 July 11, 2000


Lone Star Technologies, Inc.
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248

    Re:   LONE STAR TECHNOLOGIES, INC.; FORM S-3 REGISTRATION STATEMENT

Ladies and Gentlemen:

    We have acted as counsel for Lone Star Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the offering and sale by the Company of up to 3,281,250 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), and the offering and sale by the selling stockholder listed in the Registration Statement (the "Selling Stockholder") of up to 1,031,250 issued and outstanding shares of Common Stock.

    In connection with the foregoing, we have examined the originals or copies certified or otherwise authenticated to our satisfaction of the Registration Statement, the form of the Underwriting Agreement to be entered into in connection with the public offering contemplated by the Registration Statement (the "Underwriting Agreement") and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact, we have relied upon certificates or statements of responsible officers of the Company.

    Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be offered and sold by the Company, when issued, sold and delivered in accordance with the Underwriting Agreement as described in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable, and (ii) the shares of Common Stock to be sold by the Selling Stockholder, when sold and delivered in accordance with the Underwriting Agreement as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

    In rendering the opinion expressed herein, we have assumed that no action heretofore taken by the Board of Directors of the Company in connection with the matters described or referred to herein will be modified, rescinded or
withdrawn after the date hereof.    We have also assumed that

Lone Star Technologies, Inc.
July 11, 2000
Page 2

the Underwriting Agreement will be executed and delivered by one or more officers of the Company, the Selling Stockholder and the underwriters named therein, in each case duly authorized by its respective Board of Directors or other governing authority.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                       Respectfully submitted,

                                       THOMPSON & KNIGHT L.L.P.